Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

THE PEOPLES HOLDING COMPANY ANNOUNCES
RECORD EARNINGS FOR 2003

TUPELO, MISSISSIPPI (January 21, 2004) – The Peoples Holding Company (AMEX:PHC) today announced record results for the year 2003. Diluted earnings per share increased 4.78% to $2.19 for the year from $2.09 before the cumulative effect of an accounting change recognized in 2002. Net income increased 2.89% to $18,181,000 for 2003 from $17,670,000 before the effect of the accounting change. Net income and diluted earnings per share after the effect of the accounting change were $16,370,000 and $1.94 respectively for 2002.

The return on average assets was 1.33% for 2003 compared to 1.35% for 2002 before the cumulative effect of the accounting change. The return on average equity was 13.41% for 2003 compared to 13.87% for 2002 before the accounting change. For 2002, the return on average equity and return on average assets after the effect of the accounting change were 12.85% and 1.25% respectively.

Diluted earnings per share for the quarter increased slightly to $0.55 from $0.54 for fourth quarter 2002. Net income of $4,557,000 for the quarter remained relatively flat compared to $4,572,000 for the same period in 2002.

Non-interest income, inclusive of securities gains, grew 7.10% for the fourth quarter of 2003 while net interest income for the same period of 2003 was down 6.81%. These results produced an annualized return on average equity of 13.27% compared with 13.48% for the fourth quarter of 2002. The annualized return on average assets for the fourth quarter was 1.32% compared with 1.35% for the prior-year period.

“Although slow economic growth and low interest rates throughout the year combined to compress our net interest margin, we have successfully overcome this with strong non-interest income growth, slower operating expense growth and lower net charge-offs to produce record earnings for 2003,” said President & CEO, Robin McGraw.

FINANCIAL DETAILS

McGraw added, “During the fourth quarter of 2004, we realized an 8 basis point improvement in margin from 4.08% for the third quarter of 2003 to 4.16% for the fourth quarter as a result of loan volume increasing 6.87% and the improvement in the yield on mortgage-backed securities, resulting from the slowdown in additional principal payments on those securities.”

The provision for loan losses decreased from $1,025,000 for the fourth quarter of 2002 to $544,000 for the fourth quarter of 2003, resulting primarily from a decrease in net charge-offs. Net charge-offs as a percentage of average loans declined to .26% annualized compared to .52% for fourth quarter 2002. For 2003, net charge-offs decreased to .20% from .42% for 2002.

The allowance for loan losses as a percentage of loans was 1.53% at the end of the fourth quarter 2003 compared to 1.41% at the end of the same period in 2002. Non-performing loans as a percentage of total loans increased to 0.85% at December 31, 2003, from 0.42% at December 31, 2002. The non-performing loan coverage ratio was 181% at December 31, 2003 compared to 338% at December 31, 2002. According to McGraw, “We are pleased with the reduction in our net charge-off ratio which is consistent with our strategic goal. While nonperforming loans are higher than targeted, it is important to note that over half of this increase relates to one credit. We believe that the resolution of this credit will not have a significant impact on operating results.

As a result of strong growth in service charges, fees related to the sale of insurance and investment products, loan fees, debit card usage, and inclusive of $82,000 in securities gains, non-interest income increased 7.10% to $7,709,000 for the fourth quarter of 2003 from $7,198,000 in the fourth quarter of 2002. “The increase in non-interest income, which stems from multiple sources, continues to be a key strategic initiative for the company. As of year-end, nearly 40% of our net operating revenue is derived from non-interest income, reflecting our commitment to this initiative,” stated McGraw.

Non-interest expense growth slowed to ..18% for the fourth quarter of 2003 although the company continued to incur significant marketing expenses related to the implementation of a strategic initiative to grow transaction accounts. During the fourth quarter of 2003, growth in non-interest income combined with stringent control of operating expense resulted in a net overhead ratio of 1.57% compared to 1.85% for fourth quarter 2002. Net overhead is defined as net non-interest expense less net non-interest income expressed as a percentage of average assets.

“In addition to achieving record earnings for 2003, we have continued to advance our strategic plan with the construction of a new bank in Horn Lake, Mississippi which is part of the rapidly growing suburban Memphis, Tennessee market. We will open our Financial Services Center in the Fair Park district of Tupelo, Mississippi in January of 2004. This facility will serve affluent clients with a full range of financial products and services including financial planning,” McGraw continued.

Capital management continues to be an important initiative. In addition to an ongoing stock repurchase plan, during the fourth quarter the company announced a three for two stock split and a $.02 per share dividend increase to $.20 per share. This action makes 2003 the 17th consecutive year of dividend increases.

CONFERENCE CALL INFORMATION

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Friday, January 23, 2004, through the Investor Relations page of the Company’s website: www.thepeoplesbankandtrust.com, and through www.companyboardroom.com, or any of CCBN’s Investor Distribution Network. The event will be archived for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing 800-901-5217 in the United States and enter the participant passcode 72843150.

ABOUT THE PEOPLES HOLDING COMPANY

The Peoples Holding Company is the parent of Mississippi’s fourth largest commercial bank headquartered in the state, The Peoples Bank & Trust Company. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the Company also is parent of The Peoples Insurance Agency, Inc. The Peoples Bank has assets of approximately $1.4 billion and operates 40 community bank offices in 27 north and north central Mississippi cities.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission.

THE PEOPLES HOLDING COMPANY Summary Financial Highlights (Unaudited) (Dollars in thousands, except per share amounts)
	Three Months Ended December 31,
	2003	2002
Earnings Summary
Net interest income	$12,161	$13,050
Provision for loan losses	544	1,025

Net interest income after provision for loan losses	11,617	12,025
Noninterest income	7,709	7,198
Noninterest expenses	13,054	13,030

Income before provision for income taxes	6,272	6,193
Provision for income taxes	1,715	1,621

Net income	$4,557	$4,572

Basic earnings per share	$0.55	$0.55
Diluted earnings per share	$0.55	$0.54

Weighted average shares outstanding - Basic	8,198,067	8,361,243

Weighted average shares outstanding - Diluted	8,218,971	8,371,047

Selected Ratios
Net interest rate spread	3.88%	4.26%
Net interest margin	4.16%	4.61%
Noninterest income ratio (excluding security gains and losses)	2.22%	2.09%
Noninterest expense ratio	3.79%	3.94%
Net overhead ratio	1.57%	1.85%
Efficiency ratio	62.90%	61.94%
Return on average assets	1.32%	1.35%
Return on average equity	13.27%	13.48%

	Dec. 31,	Dec. 31,
	2003	2002

Balance Sheet Summary (Period End):
Total assets	$1,416,078	$1,344,512
Loans, gross	864,295	863,308
Deposits	1,133,931	1,099,048
Shareholders' equity	137,625	132,778
Book value per common share	16.79	15.88

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Income for the indicated periods. Additional financial information is available on the Company’s website (http://www.thepeoplesbankandtrust.com/) under the Financial Releases section of Investor Relations.